Exhibit 10.31
FORM OF
ARCHEMIX CORP.
CHANGE IN CONTROL AGREEMENT
     THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”), by and between Archemix Corp., a Delaware corporation (the “Company”), and                      (the “Executive”), is made as of September 30, 2008 (the “Effective Date”).
     WHEREAS, the Company recognizes that the possibility of a Change in Control (as defined in Section 1.1) of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a Change in Control of the Company and related events and circumstances.
     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below in connection with a Change in Control.
     1. Key Definitions.
     As used herein, the following terms shall have the following respective meanings:
     1.1 “Anticipatory Termination” means a termination of the employment of Executive by the Company under the following circumstances: (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control.
     1.2 “Change in Control” means an event or occurrence set forth in any one or more of the following in any one transaction or series of transactions occurring within a 12-month period:
(a)	the acquisition by an individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company), (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or
(b)	the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or other disposition of assets of the Company having a total gross fair market value equal to or more than 40% of the total gross fair market value of the assets of the Company immediately before such sale or disposition (a “Business Combination”), unless, immediately following such Business Combination, the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”).
          In no event shall any of the forgoing events or occurrences constitute a Change in Control under this Agreement if it results from the acquisition by any one person, or more than one person acting as a group, owning more than 50% of the total fair market value or total voting power of the Company’s stock, of additional stock of the Company. In all cases, the determination of whether a Change of Control has occurred shall be interpreted in a manner consistent with the definition of a change in control under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
     1.3 “Change in Control Date” means the first date during the Term (as defined in Section 2, including any extension thereof) on which a Change in Control occurs.
     1.4 “Cause” means any of the following:
(a)	a continuing failure by the Executive to render services to the Company in accordance with the Executive’s assigned duties (other than such a failure as a result of Disability);

(a)	any act or omission by the Executive involving willful misconduct or gross negligence which results in material harm to the Company;
(a)	the Executive’s commission of any felony or any fraud, financial wrongdoing, willful disloyalty, deliberate dishonesty or breach of fiduciary duty in connection with the performance of the Executive’s obligations to the Company AND which materially and adversely affects the business activities, reputation, or goodwill of the Company;

(a)	the Executive’s deliberate disregard of a Company rule or policy which materially and adversely affects the business activities, reputation, or goodwill of the Company; or

(vi)	the Executive’s material breach of this Agreement.
In the event of a termination for Cause, the Termination Notice given to the Executive by the Company shall state that the termination of employment is “for Cause.” Such written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate the Executive’s employment for Cause. The Executive shall be given the opportunity within thirty (30) calendar days of the receipt of such notice to meet with the Board to defend such act or acts, or failure to act, and the Executive shall be given fifteen (15) days after such meeting to cure such act (or failure to act) to the Board’s reasonable satisfaction. Upon failure of the Executive, within such latter fifteen (15) day period, to so cure such act or failure to act, the Executive’s employment by the Company shall be deemed terminated for Cause. All other terminations initiated by the Company (other than due to Disability) shall be referred to as termination without Cause.
     1.5 “Disability” means the Executive’s failure due to illness, accident or any other physical or mental incapacity to perform the essential functions of the Executive’s positions for ninety (90) consecutive days or an aggregate of one hundred and twenty (120) days within any period of three hundred and sixty-five (365) consecutive days during the term hereof. In the event Disability triggers payment of benefits under Section 4 that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), Disability shall mean that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Executive is unable to engage in any substantial gainful activity or is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
     1.6 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (e) below.
(a)	any material diminution in the Executive’s duties, authority or responsibilities as in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”); provided that a change in title or role reflecting the difference in size or structure of an Acquiring Corporation shall not be Good Reason if the Executive’s duties, authority or responsibilities within the portion of the business of the Acquiring Corporation represented by the business of the Company are not materially diminished;
(b)	any material diminution in the Executive’s duties, authority or responsibilities prior to the date set forth in clause (a) that the Executive can reasonably demonstrate (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control;

(c)	a material reduction in the Executive’s compensation as in effect on the Measurement Date, except such a reduction (i) with the Executive’s consent, or (ii) in connection with a reduction in compensation of other Company executives at the level of senior management (a “Broad Executive Reduction”) other than a Broad Executive Reduction that Executive can reasonably demonstrate (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of a Change in Control;

(d)	a material breach of this Agreement by the Company or any successor to the Company;

(e)	any material reduction in the aggregate in the Executive’s pension, retirement or benefit plans or programs (including without limitation any 401(k), life insurance, medical, health and accident or disability plan and any vacation program or policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program; except for any across the board reduction imposed on substantially all other members of the Company’s senior management (a “Broad Executive Benefit Reduction”) other than a Broad Executive Benefit Reduction that Executive can reasonably demonstrate (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control; or

(f)	any relocation of the Executive’s principal office location to a location more than 35 miles from the Boston, Massachusetts metropolitan area.

     The Executive’s right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental illness.
     1.7 “Reverse Merger” means the consummation of a merger or share exchange involving the Company as the result of which the equity of the Company (including outstanding warrants and stock options) is converted into the ownership of (or the right to receive upon exercise) at least 50% of the equity of the resulting or acquiring corporation.
     1.8 “Reverse Merger Date” means the first date during the Term (as defined in Section 2) on which a Reverse Merger occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Reverse Merger occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Reverse Merger occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Reverse Merger or (ii) otherwise arose in connection with or in anticipation of a Reverse Merger, then for all purposes of this Agreement the “Reverse Merger Date” shall mean the date immediately prior to the date of such termination of employment.
     1.9 “Severance Term” shall mean nine (9) months.
     2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the fulfillment by the Company of all of its obligations under this Agreement following the 12-month anniversary of the Change in Control Date, if the Executive is still employed by the Company as of such date, (c) the fulfillment by the Company of all of its obligations under this Agreement if the Executive’s employment with the Company terminates on or within 12 months following the Change in Control Date, (d) immediately prior to effectiveness of the Company’s initial public offering registered under the Securities Act of 1933, or (e) three (3) months after the consummation of a Reverse Merger with a corporation subject to reporting obligations under the Securities Exchange Act of 1934. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2010; provided, however, that on January 1, 2011 and each January 1 thereafter, the Term shall be automatically extended for one additional year beyond its then Term (as previously extended) unless, not later than 90 days prior to any such January 1, the Company shall have given the Executive written notice that the Term will not be extended; provided, further, however, in the event that a definitive agreement relating to any transaction that would result in a Change in Control is entered into during the Term but not consummated prior to the scheduled expiration of the Term (or any extension thereof), the Term shall be automatically extended until the earlier to occur of (i) the termination such definitive agreement or (ii) the consummation of the Change in Control contemplated thereby.
     3. Employment Status; Termination Following a Change of Control.
     3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. Except in the case of an Anticipatory Termination, if the

Executive’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder. This Agreement deals only with termination of employment under the specific circumstances set forth herein and does not deal with termination of employment under any other circumstances. Nothing in this Agreement shall be deemed to amend or modify the terms of any separate employment agreement to which the Executive and the Company are party.
     3.2 Termination of Employment.
(a)	If a Change of Control Date occurs during the Term (or any extension thereof), any termination of the Executive’s employment by the Company or by the Executive on or within twelve (12) months following the Change of Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than fifteen (15) days or more than thirty (30) days after the date of delivery of such Notice of Termination) in the case of a termination other than termination due to the Executive’s death, a termination by the Company for Cause or a termination by the Executive for Good Reason. In the case of the Executive’s death, the Date of Termination shall be the date of the Executive’s death. In the event the Company fails to satisfy the requirements of Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

(b)	The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)	Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence (or if later, the discovery) of the event(s) or circumstance(s) which constitute(s) Cause. Such Notice of Termination for Cause shall provide the Executive with thirty (30) days to remedy such events or circumstances (the “Cause Cure Period”), if such events or circumstances may be subject to being remedied. Any event or circumstance that is remedied by the Executive within the Cause Cure Period shall not be deemed to constitute Cause.
(d)	Any Notice of Termination for Good Reason given by the Executive must be given within ninety (90) days of the occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason. Such Notice of Termination for Good Reason shall provide the Company with thirty (30) days to remedy such events or circumstances (the “Good Reason Cure Period”), if such action may be subject to being remedied. Any event or circumstance that is remedied by the Company within the Good Reason Cure Period shall not be deemed to constitute Good Reason.
     4. Benefits to Executive.
     4.1 Benefits in Connection with a Change in Control. If a Change in Control Date occurs during the Term (or any extension thereof) and there is an Anticipatory Termination or the Executive’s employment with the Company terminates on or within 12 months following the consummation of the Change in Control associated with such Change in Control Date, the Executive shall be entitled to the following benefits:
(a)	Termination Without Cause or for Good Reason. If (w) there is an Anticipatory Termination, (x) the Executive is not offered continued employment by the Acquiring Corporation or (y) the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or by the Executive for Good Reason on or within 12 months following the consummation of the Change in Control, then the Executive shall be entitled to the following benefits:
(i)	the Company shall pay to the Executive the following amounts:
(1)	in a lump sum, in cash, within 30 days after the Date of Termination, the sum of (A) any unpaid portion of the Executive’s base salary through the Date of Termination, (B) a pro rata current year bonus amount (calculated by dividing the number of full and partial months of the current fiscal year in which the Executive is employed through the Date of Termination by 12, and multiplying this fraction by the amount of the current annual bonus target, or if not yet set, the amount of the annual bonus payment paid to the Executive in the preceding year), and (C) the amount of any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”); and

(2)	in a lump sum, in cash, within 30 days after the Date of Termination, the sum of (A) the Executive’s current base salary for the Severance Term; and (B) (i) the amount of the current annual bonus target, or if not yet set, the amount of the annual bonus payment paid to the Executive in the preceding year multiplied by (ii) the quotient of the number of months in the Severance Term divided by twelve (12); and
(ii)	for the Severance Term after the Date of Termination or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall provide health insurance continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at the Company’s cost to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date and upon the Executive’s valid COBRA election; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive health insurance benefits from such employer on terms at least as favorable to the Executive and his or her family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his or her family; and

(iii)	to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
(b)	Resignation without Good Reason; Termination for Death or Disability. If the Executive voluntarily terminates his or her employment with the Company on or within 12 months following the consummation of the Change in Control, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability on or within 12 months following the Change in Control Date, then the Company shall (i) pay the Executive (or his or her estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations other than the pro rata current year bonus amount, and (ii) timely pay or provide to the Executive the Other Benefits.

(c)	Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause during the Term (or any extension thereof) or on or within 12 months following the Change in Control Date, then the Company shall only pay the Executive such amounts, and provide such benefits, as is required by law.
     4.2 Vesting of Stock Options and Restricted Stock in Connection with a Change in Control. (a) If (i) a Change in Control Date occurs during the Term (or any extension thereof) and (A) there is an Anticipatory Termination or (B) the Executive’s employment with the Company terminates on or within 12 months following the consummation of the Change in Control associated with such Change in Control Date, and (ii) all of the Unvested Securities held by the Executive will not be exchanged or replaced in the Change in Control with vested securities on comparable terms as the class of shares underlying the Unvested Securities, then the Company shall cause 50% of the portion of Executive’s Unvested Securities which are not exchanged or replaced to become vested and exercisable (and no longer subject to repurchase) immediately prior to the occurrence of the Change in Control.
     (b) In the event of an Anticipatory Termination, the period in which the Executive may exercise the Executive’s Unvested Securities shall be extended until thirty (30) days after the consummation of the Change in Control, but in no event beyond the original term of such option.
     4.3 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise, except as provided in Section 4.1(a)(ii).
     4.4 Benefits in Connection with a Reverse Merger. (a) In connection with a Reverse Merger that occurs during the Term, notwithstanding anything to the contrary implied or expressed in the Stock Plan, the Company’s Certificate of Incorporation, any stock option agreement or other agreement, the Executive shall receive that number of shares of common stock and options exercisable for share of common stock (in relative proportion to the Executive’s holdings of shares of common stock and stock options in the Company immediately prior to the Reverse Merger Date) in the surviving company in the Reverse Merger necessary such that the Executive’s proportionate ownership of the equity distributed to or otherwise received by holders of shares of common stock and stock options in the Company in connection with the Reverse Merger is at least equal to the Executive’s proportionate ownership of the shares of common stock and stock options in the Company prior to the Reverse Merger.
     (b) If a Reverse Merger occurs during the Term and (i) the Executive’s employment is terminated by the Company or the resulting or acquiring corporation without Cause on or within twelve (12) months following the Reverse Merger Date and the Executive’s position is filled by a person employed in a substantially similar position prior to the Reverse Merger by the other party to the Reverse Merger, or (ii) Executive’s employment is terminated by the Executive for Good Reason on or within three (3) months following the Reverse Merger Date, then the

Executive shall be entitled to the benefits set forth in Section 4.1(a) and 4.2(a) (and shall be subject to the corresponding obligations and provisions set forth in this Agreement) as if a Change in Control had occurred.
     4.5 Release. As a condition to Executive receiving the benefits under Section 4.1(a), Section 4.2 or Section 4.4, the Executive must first execute and deliver to Company a general release of claims against the Company and its affiliates in a form substantially similar to the general release attached hereto as Exhibit A, and such release, by its terms, has become irrevocable.
     4.6 Application of Section 409A. Notwithstanding the forgoing, if any benefits provided under this Section 4 are deferred compensation under Section 409A, the following shall apply:
     (a) Any termination of employment triggering payment of such benefit must be a “separation from service” under Section 409A before payment of such benefits under the terms of this Agreement may commence (but the absence of such a separation shall not limit the Executive’s right to eventual payment based on the termination at such time as the termination is a “separation from service” under Section 409A).
     (b) If the Executive is a “specified employee” under Section 409A as of the date of his or her termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits by the Company under this Agreement, if any, that were scheduled to be paid to the Executive during the first six (6) months following the date of his or her termination of employment shall not be paid until the earlier of the Executive’s death and the date that is the first business day following the 6-month anniversary of the Executive’s termination of employment, at which time such delayed deferred compensation payments shall be paid in a lump sum and the remainder of the benefit payments, if any, shall thereafter be paid in accordance with their normal schedule.
     (c) The parties shall cooperate fully with each other to ensure compliance with Section 409A of the Code, including without limitation, adopting amendments to this Agreement and any other arrangements subject to Section 409A and operating the Agreement and other arrangements in accordance with Section 409A.
     4.7 Application of Section 280G. Notwithstanding the forgoing, if any benefits provided under this Section 4, taken together with any other payments or distributions by the Company to or for the benefit of the executive, otherwise would constitute in whole or in part an “excess parachute payment” under Section 280G of the Code, the payments to the Executive under this Agreement shall be reduced to the extent necessary to avoid the application of Section 280G. Immediately prior to a Change in Control or Reverse Merger, the Company will seek stockholder approval in accordance with Section 280G with respect to any such payments so that the so-called “golden parachute” provisions of Section 280G of the Code do not apply to any such payments, provided that in no event shall the Company be deemed to have guaranteed any particular outcome with respect to such stockholder vote.

     5. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
     6. Successors.
     6.1 Successor to Company. This Agreement will bind and inure to the benefit of the Company’s successors and permitted assigns The Company shall require any Acquiring Corporation or any other successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Executive shall have the right to require the Company or any successor to confirm in writing such successor’s assumption and agreement to so perform this Agreement. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.
     6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his or her family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed (a) to the Company, at 300 Third Street, Cambridge, MA 02142, Attn: Chief Executive Officer, and (b) to the Executive at the address for notices indicated below (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
     8. Miscellaneous.
     8.1 Employment by Affiliate. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by an affiliate of the Company.
     8.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     8.3 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to seek specific performance and injunctive relief.
     8.4 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.
     8.5 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
     8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
     8.7 Section 409A. The terms of this Agreement shall be interpreted in a manner consistent with the provisions of Section 409A. Regardless of the forgoing or any other provision in this Agreement, the Company makes no guarantees as to the tax consequences related to any payments under this Agreement or otherwise under Section 409A.
     8.8 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
     8.9 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, except for                      (“Surviving Agreements”); and any prior agreement of the parties hereto in respect of the subject matter contained herein other than the Surviving Agreements is hereby terminated and cancelled. Notwithstanding the foregoing, this Agreement shall have no effect on the Executive’s rights under any subsequent agreement between Executive and the Company or under any management incentive plan adopted by the Company.

     8.10 Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.
     8.11 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
     IN WITNESS WHEREOF, the parties hereto have executed this Change in Control Agreement as of the day and year first set forth above.

ARCHEMIX CORP.

By:

Name:
Title:

EXECUTIVE

Signature:

Printed Name:

Address:

EXHIBIT A
GENERAL RELEASE
     1. General Release. In consideration of the payments and benefits to be made under that certain Change in Control Agreement, dated                     , 2008, (the “Agreement”),                                          (the “Executive”), with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Archemix Corp. (the “Company”) and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all non-waivable claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Executive Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), Sections 503 and 504 of the Rehabilitation Act, and any and all claims under any whistleblower laws or whistleblower provisions of other laws, excepting only:
(a)	rights of the Executive under this General Release and the Agreement;

(b)	[rights of the Executive under the Company’s Management Incentive Plan];[to be included with proper reference if any such plan exists]

(c)	rights of the Executive relating to equity awards held by the Executive as of his or her Date of Termination (as defined in the Agreement);

(d)	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(e)	rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any

Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;
(f)	claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar Executive benefit plan or arrangement of the Company Affiliated Group, (ii) for earned but unpaid salary and awarded bonus amounts through the Date of Termination and (iii) for earned but unused vacation pay through the Date of Termination in accordance with applicable Company policy; and

(g)	claims for the reimbursement of unreimbursed business expenses incurred prior to the Date of Termination pursuant to applicable Company policy.
     2. No Admissions. The Executive acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
     3. Application to all Forms of Relief. This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
     4. Specific Waiver; Exclusions. The Executive specifically acknowledges that his or her acceptance of the terms of this General Release is, among other things, a specific waiver of his or her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to constitute or require a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.
     5. No Complaints or Other Claims. The Executive acknowledges and agrees that neither he/she nor any of his/her agents or assigns has, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
     6. Additional Obligations And Covenants. In consideration of the payments and benefits offered to be made under the Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged by the Executive, the Executive agrees to the following additional obligations and covenants:
(a)	Confidentiality. The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, communicate to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Executive during the Executive’s employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this General Release).
(b)	Return of Company Material. The Executive represents that, as of the date he or she signs this Agreement, he or she has returned to the Company all Company Material (as defined below). For purposes of this Section 6(b), “Company Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Executive’s compensation or Executive benefits.

(c)	Cooperation. Following the Termination Date, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company Affiliated Group, at the expense of the Company.

(d)	Nondisparagement. The Executive agrees not to communicate negatively about or otherwise disparage any Company Released Party or the products or businesses of any of them in any way whatsoever. The Company agrees not to communicate negatively about or otherwise disparage the Executive.

(e)	Nonsolicitation. The Executive agrees that for the period of time beginning on the date hereof and ending on the first anniversary of the Executive’s Date of Termination, the Executive shall not, either directly or indirectly, solicit, entice, persuade, induce or otherwise attempt to influence any person who is employed by any member of the Company Affiliated Group to terminate such person’s employment by such member of the Company Affiliated Group. The Executive also agrees that for the same period of time he or she shall not assist any person or entity in the recruitment of any person who is employed by any member of the Company Affiliated Group. The Executive’s provision of a reference to or in respect of any individual shall not be a violation this
Section 6(e).

     7. Conditions of General Release.
(a)	Terms and Conditions. From and after the Date of Termination, the Executive shall abide by all the terms and conditions of this General Release and the terms and any conditions set forth in any employment or confidentiality agreements signed by the Executive, which is incorporated herein by reference.

(b)	No Representation. The Executive acknowledges that, other than as set forth in this General Release, [the Management Incentive Plan] [to be included with proper reference if any such plan exists] and the Agreement, (i) no promises have been made to him or her and (ii) in signing this General Release the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning the General Release or concerning any other thing or matter.

(c)	Injunctive Relief. In the event of a breach or threatened breach by the Executive of any provision of this General Release, the Executive agrees that the Company shall be entitled to seek injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages may be inadequate or insufficient.
     8. Voluntariness. The Executive agrees that he or she is relying solely upon his or her own judgment; that the Executive is over eighteen years of age and is legally competent to sign this General Release; that the Executive is signing this General Release of his or her own free will; that the Executive has read and understood the General Release before signing it; and that the Executive is signing this General Release in exchange for consideration that he or she believes is satisfactory and adequate.
     9. Legal Counsel. The Executive acknowledges that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.
     10. Complete Agreement/Severability. This General Release (excepting                     , which are incorporated by reference and shall survive the signing of this document) constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release. All provisions and portions of this General Release are severable. If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.
     11. ADEA/OWBP Acceptance and Revocation Period. It is the Company’s desire and intent to make certain that the Executive fully understands the provisions and effects of this General Release. To that end, he or she has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this document. Also, because the Executive is over the age of 40, and consistent with the provisions of the ADEA, which prohibits discrimination on the basis of age, the Executive acknowledges that he or she has been given a period of twenty-one (21) days within which to consider this General Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this General Release at any time within this period of time by signing the General Release and returning it to the Company. This General Release shall not become effective or enforceable until seven (7) calendar days after the Executive signs it. The Executive may revoke his or her acceptance of this General Release at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this General Release for all purposes.
     Consistent with the provisions of the ADEA and other federal discrimination laws, nothing in this General Release shall be deemed to prohibit the Executive from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this General Release shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that the Executive’s signing of this General Release constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to the Executive under the Agreement in the event that the Executive successfully challenges the validity of this release and prevail in any claim under the Federal Discrimination Laws.
     12. Governing Law; Jurisdiction. Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflicts of law principles thereof. Both parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in a court of competent jurisdiction in Massachusetts and that venue shall lie exclusively in Middlesex or Suffolk County, Massachusetts. Both parties further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

     IN WITNESS WHEREOF, the Executive has executed this General Release as of the date last set forth below.

ARCHEMIX CORP.

By:

Name:
Title:
Date:

EXECUTIVE

Signature:

Printed Name:

Date:

Schedule I
Gregg Beloff
Page Bouchard
James Gilbert
Glenn Goddard
John Harre
Duncan Higgons